Exhibit 5.1
                            FRIEDLOB SANDERSON RASKIN
                           PAULSON & TOURTILLOTT, LLC
                            -------------------------

                 1400 Glenarm Place Denver, Colorado 80202-5099
                        (303) 571-1400 FAX (303) 595-3970

                               March 22, 1999

Equitex, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111

         Re:      Registration Statement on Form S-3
                  Opinion of Counsel

Gentlemen:

         As counsel for Equitex, Inc., a Delaware corporation (the "Corporation"), we have examined the Certificate of Incorporation, as amended, the Bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as, in our judgment, we deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-3, Securities and Exchange Commission File No. 333-_____, as amended to date (the "Registration Statement"), covering the resale by certain selling securityholders named in the Registration Statement (the "selling securityholders") of shares of the
Corporation's Common Stock, par value $.02 per share (the "Common Stock") included in the Registration Statement and shares of Common Stock which may be issued to the selling securityholders upon the exercise of outstanding warrants or the conversion of outstanding convertible preferred stock (the "Underlying Shares").

         Based upon the foregoing, we are of the opinion that (i) the Common Stock to be sold by the selling securityholders constitutes legally issued, fully paid and nonassessable shares of Common Stock, (ii) the Underlying Shares, upon exercise or conversion according to the terms of the respective warrant agreement or certificate of designations, rights and preferences for the convertible preferred stock, and payment of the applicable exercise price in the case of warrants, will be legally issued, fully paid and nonassessable shares of Common Stock.

         We know that we are referred to under the caption "Legal Matters" included in the Prospectus forming a part of the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,
                                        /s/ Friedlob Sanderson Raskin
                                             Paulson & Tourtillott